Exhibit 99.1

For Immediate Release	Contact: John A. Stiles John A. Stiles & Associates, L.L.C. 314-994-0560

AuthentiDate Holding Corp. Announces Conversion of Debentures
for Common Stock and the Reduction of Expenses

Schenectady, NY–October 2, 2003–AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that notice has been given to certain Convertible Debenture holders that the Company is requiring such holders to convert their outstanding debentures into common stock. The debentures to be converted are $3,700,000 issued in October 2002 which are convertible into 1,480,000 shares of common stock. In addition, $2,725,300 issued in May 2003 are also being converted into 1,048,192 shares of common stock. The Company will record a one time non cash charge to earnings of $3.2 Million for the writeoff of debt discount and deferred financing costs in the second quarter.

The Company stated that the recent strength in the Company’s stock price provides an opportunity to convert $6.4 Million of 7% Convertible Debt to stock. The Company estimates saving approximately $450,000 in interest costs annually which were payable in cash or stock. In addition, it will reduce certain non cash charges to the income statement due to the writeoff of debt discount and deferred financing costs which were approximately $1.3 Million annually.

“This decision to convert the debt reduces the amount of long term debt and strengthens our balance sheet and is consistent with our desire to reduce expenses in the future and improve our cash flow, " stated John Botti, AuthentiDate’s Chairman and CEO.

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About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells a complete line of proprietary document imaging products. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical uses the AuthentiDate service in the medical supply business.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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